Exhibit 2.2

AMENDED AGREEMENT AND PLAN OF MERGER

among

ALTAIR INTERNATIONAL CORP.,

PREMIER AVIATION MERGER SUB, INC. PREMIER AIR CHARTER, INC.

and

TIPP AVIATION, LLC

Dated :

March 5, 2025

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AGREEMENT AND PLAN OF MERGER

This Amended Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 5, 2024 by and between Altair International Corp., a Nevada corporation (“ATAO”), Premier Air Charter Merger Sub, Inc., a Nevada Corporation (“Merger Sub”), Premier Air Charter, Inc, a California Corporation. (“Premier”), and TIPP Aviation, LLC. (“Seller”), a California Limited Liability Company. ATAO, the Merger Sub and Premier are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein are defined in Article X hereof.

RECITALS:

A. Premier is a California corporation that specializes in private air charters, a wholly owned subsidiary of TIPP Aviation, LLC.

B. ATAO is a public company which trades on the OTCQB.

C. Merger Sub is a newly created wholly owned subsidiary of ATAO.

D. The Parties intend to effect a reverse triangular merger whereby the Merger Sub be merged with and into Premier, with Premier continuing as the surviving entity (the “Merger”) and becoming a wholly owned subsidiary of ATAO. At the Effective Time, the shareholders of Premier will exchange all shares that they own of Premier for common stock of ATAO to give Premier shareholders voting control of ATAO.

E. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein).

F. The board of directors of Premier has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Premier and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of Premier in accordance with the CGCL.

G. The respective boards of directors of ATAO and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of ATAO, Merger Sub and their respective shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Nevada Revised Statutes (“Nevada Law”) and the California General Corporation Law (“California Law”), Premier and the Merger Sub shall consummate the Merger, pursuant to which Premier shall continue as the surviving corporation. Premier, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

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1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Plan of Merger for the merger of Premier with Merger Sub (the “Plan of Merger”) with the the Nevada Secretary of State. The Merger shall become effective at such time as the Plan of Merger has been duly filed or at such later date or time as may be agreed by the Premier, Merger Sub and ATAO in writing and specified in the Plan of Merger (the time of approval of such filing by the Nevada Secretary of State, or such later time as may be specified in the Plan of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Plan of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Premier and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving

Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Premier set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Articles of Incorporation and Bylaws. Premier Air Charter Inc.’s Articles of Incorporation and Bylaws will continue in existence.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of Premier, after giving effect to Section 5.13, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, at the Closing, ATAO will exchange with the Premier Shareholders (i) that number of shares of ATAO Common Stock (the “Merger Consideration”) constituting 85% of the issued and outstanding shares of ATAO common stock that would equal no more than 270,000,000 shares for 100% of the outstanding shares of Premier. As a result of the Merger, ATAO will be the sole shareholder of Premier and Premier shareholders will become majority shareholders of ATAO.

1.8 Effect of Merger. At the Effective Time, Premier by virtue of the Merger and without any action on the part of any Party or the holders of any securities or the holders of any shares of capital stock of ATAO:

1.8.1 Premier Shares. Prior to the Merger Premier shall change its corporate structure from a limited liability company to a C corporation and issue shares to its shareholders pro rata as per the current issued and outstanding membership units. All Premier Shares issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each of the Premier Shareholders being entitled to receive its portion of the Merger Consideration in accordance with Section 1.7 above, without interest. As a result of the share cancellation ATAO will be the sole shareholder of Premier and Premier Shareholders will become the majority shareholders of ATAO. As of the Effective Time, the Premier Shareholders shall cease to have any other rights in and to or the Surviving Corporation other than (i) to receive any dividend or other distribution with respect to such Stock with a record date occurring prior to the Effective Time, if applicable, or (ii) to receive the Merger Consideration.

1.8.2 ATAO Liabilities. At the Closing, ATAO shall have no liabilities.

1.8.3 ATAO Officers and Directors. Immediately following the Closing, the officers and directors of ATAO shall resign and prior to such resignation shall appoint the officers and directors identified by Premier under section 5.1 of this Agreement.

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1.8.4 Surrender and Payment.

(a) At the Effective Time, all Premier Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate formerly representing any Premier Stock (each, a "Certificate") shall cease to have any rights as a Premier shareholder.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE II

CLOSING

2.1 Closing. Subject to and conditional upon the satisfaction or waiver of the Closing Conditions, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Law offices of Fletcher Robbe, 600 La Terraza Blvd., Escondido, CA 92025 on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as ATAO and may agree (the date and time at which the Closing is actually held being the “Closing Date”). The parties need not be physically present at the Closing and may participate telephonically or via other such agreed-upon medium. It is contemplated that the Closing will take place contemporaneously with (or immediately following) the execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ATAO AND MERGER SUB

Except as set forth in the disclosure schedules delivered by ATAO to Premier on the date hereof (the “ATAO Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in ATAO’s publicly filed documents with the SEC (OTCQB: ATAO), ATAO and Merger Sub represent and warrant to Premier, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. ATAO and Merger Sub are corporations duly incorporated, validly existing and in good standing under the state of Nevada. ATAO and Merger Sub have all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ATAO and Merger Sub are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. ATAO and Merger Sub have heretofore made available to Premier accurate and complete copies of the Organizational Documents of ATAO and Merger Sub, each as currently in effect. Neither ATAO and Merger Sub are in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. ATAO and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of ATAO and Merger Sub and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of ATAO and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which ATAO and Merger Sub are a party shall be when delivered, duly and validly executed and delivered by ATAO and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of ATAO and Merger Sub enforceable against ATAO and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of ATAO and Merger Sub are required to be obtained or made in connection with the execution, delivery or performance by ATAO and Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by ATAO and Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with FINRA or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on ATAO and Merger Sub.

3.4 Non-Contravention. The execution and delivery by ATAO and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by ATAO and Merger Sub of the transactions contemplated hereby and thereby, and compliance by ATAO and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of ATAO and Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to ATAO and Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by ATAO and Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of ATAO and Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any ATAO and Merger Sub Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on ATAO and Merger Sub.

3.5 Capitalization

(a) ATAO is authorized to issue (i) 500,000,000 shares of ATAO Common Stock and (ii) 10,000,000 shares of ATAO Preferred Stock. The issued and outstanding shares of ATAO Common Stock as of the date of this Agreement are set forth on Schedule 3.5(a). There are no outstanding shares of ATAO Preferred Stock. All outstanding shares of ATAO Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase, right of first refusal, preemptive right, subscription right or any similar right or any contract to which ATAO is a party. All of the outstanding ATAO Common Stock has been issued in compliance with applicable securities laws.

(b) Except as set forth on Schedule 3.5(b), there are no (i) outstanding warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of ATAO capital stock or (B) obligating ATAO to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any s or shares or securities convertible into or exchangeable for such shares, or (C) obligating ATAO or Merger Sub to grant, extend or enter into any such , warrant, call, subscription or other right, agreement, arrangement or commitment for such shares of capital stock. There are no outstanding obligations of ATAO to repurchase, redeem or otherwise acquire any shares of ATAO capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which ATAO is a party with respect to the voting of any shares of ATAO capital stock.

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3.6 Indebtedness; Merger Sub Activities. Immediately prior to the Closing ATAO will not have any Indebtedness. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets, liabilities or indebtedness except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party.

3.7 SEC Filings and Financials

(a) On or before the Closing Date, ATAO will have filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by ATAO with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “SEC Reports”). The SEC Reports (x) will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) will not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports to be filed by ATAO for the fiscal years ended March 31, 2023 and March 31, 2022 and (y) the three and nine month periods ended June 30, 2023 and December 31, 2023 (the “ATAO Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of ATAO at the respective dates of and for the periods referred to in such financial statements, all conformity with (i) GAAP in effect as of the respective dates thereof applied on a consistent basis throughout the periods involved (except, in the case of the unaudited statements, subject to normal year-end audit adjustments none of which are material individually or in the aggregate, and the absence of footnotes, none of which, if presented, would materially differ from those in the most recent audited financial statements and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). ATAO will file a Form 8-K upon the signing of the Definitive Agreement, and will file a Form 8-K/A upon the closing of the Agreement within four days after the Closing Date, in any case no later than March 6, 2024.

(c) Except as otherwise disclosed on Schedule 3.7, since December 31, 2023, ATAO has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or disclosed in the ATAO Financials or the notes thereto other than: (i) Liabilities incurred in connection with this Agreement, or (ii) Liabilities incurred in the ordinary course of business that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Compliance with Laws. ATAO and its subsidiaries are, and have since December 31, 2023, been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on ATAO, and ATAO has not received since January 1, 2015, written notice alleging any violation of applicable Law in any material respect by ATAO.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of ATAO, threatened material Action to which ATAO or its subsidiaries are subject which would reasonably be expected to have a Material Adverse Effect on ATAO. There is no material Action that ATAO has pending against any other Person. ATAO is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. ATAO holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on ATAO.

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3.10 Taxes and Returns.

(a) ATAO has or will have timely filed, or caused to be timely filed (subject to filing extensions), all material Tax Returns required to be filed by it for the tax years 2022 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in ATAO Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against ATAO in respect of any Tax, and ATAO has not been notified in writing of any proposed Tax claims or assessments against ATAO (other than, in each case, claims or assessments for which adequate reserves in the ATAO Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of ATAO’s assets, other than Permitted Liens. ATAO has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by ATAO for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2018, ATAO has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. ATAO does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Subsidiaries. ATAO has two wholly owned subsidiaries, EV Lithium Solutions, Inc., a Nevada corporation, which owns certain proprietary battery technology, and Merger Sub. EV Lithium Solutions, Inc. will no longer be a subsidiary of ATAO immediately following the Closing.

3.13 Material Contracts. Other than this Agreement and the Ancillary Documents, there are no Contracts to which ATAO or Merger Sub is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $1,000, (ii) may not be cancelled by ATAO on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of ATAO as its business is currently conducted, any acquisition of material property by ATAO, or restricts in any material respect the ability of ATAO from engaging in business as currently conducted by it or from competing with any other Person (each, a “ATAO Material Contract”). All ATAO Material Contracts have been filed as exhibits to the SEC Reports.

3.14 Transactions with Affiliates. There are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between ATAO and any (a) present or former director, officer or employee or Affiliate of ATAO, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of ATAO’s outstanding capital stock as of the date hereof.

3.15 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from ATAO or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ATAO.

3.16 Ownership of Contribution Consideration. All shares of ATAO Common Stock to be issued and delivered to Premier shareholders in accordance with Article I shall be, upon issuance and delivery of such shares of ATAO Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and the issuance and sale of such ATAO Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

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3.17 Independent Investigation. ATAO and Merger Sub have each conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Premier and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Premier for such purpose. ATAO and Merger Sub each acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Premier set forth in Article IV (including the related portions of the Premier Disclosure Schedules); and (b) none of Premier or its Representatives have made any representation or warranty as to, or this Agreement, except as expressly set forth in Article IV (including the related portions of Premiers Disclosure Schedules).

3.18 No Other Representations and Warranties. Except for the representations and warranties of ATAO and Merger Sub expressly set forth above in this Article III (as qualified by the ATAO Disclosure Schedule) or in a certificate delivered pursuant to this Agreement, Premier acknowledges and agrees that (1) none of ATAO, Merger Sub or any of its Affiliates is making and none of them has made any representations or warranties, express or implied, relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Premier or its Affiliates or Representatives is relying on any representation or warranty of ATAO, Merger Sub, or any of its affiliates except for those expressly set forth in Article III (as qualified by the ATAO Disclosure Schedule), and (2) no person has been authorized by ATAO, Merger Sub, or any of its Affiliates to make any representation or warranty relating to ATAO, Merger Sub, or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Premier. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the ATAO Disclosure Schedule), Premier agrees and acknowledges that, in connection with the Merger and the other transactions contemplated by this Agreement, neither ATAO, Merger Sub, nor any other person will have or be subject to any liability or obligation to Premier or any of its Subsidiaries or Affiliates resulting from the distribution or failure to distribute to Premier, or Premiers’ use of, any such information, including any information, documents, or materials, made available to Premier in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PREMIER

Except as set forth in the disclosure schedules delivered by Premier to ATAO on the date hereof (the “Premier Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Premier hereby represents and warrants to ATAO, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Premier is a California corporation duly formed, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Premier has heretofore made available to ATAO accurate and complete copies of the Organizational Documents of Premier, as currently in effect. Premier is not in violation of any provision of its Organizational Documents. Premier is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Premier has heretofore made available to ATAO accurate and complete copies of the Organizational Documents of Premier as currently in effect. Premier is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Premier has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Premier, (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Premier are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Premier is a party shall be when delivered, duly and validly executed and delivered by Premier, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Premier, as applicable, enforceable against Premier in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

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4.3 Subsidiaries. Premier does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.4 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Premier, is required to be obtained or made in connection with the execution, delivery or performance by Premier of this Agreement and each Ancillary Document to which it is a party or the consummation by Premier of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) applicable requirements, if any, of securities laws under laws of the State of California, and the rules and regulations thereunder, and (C) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Premier.

4.5 Non-Contravention. The execution and delivery by Premier of this Agreement and each Ancillary Document to which it is a party, the consummation by Premier of the transactions contemplated hereby and thereby, and compliance by Premier with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Premiers’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Premier or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Premier under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Premier under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Premier.

4.6 Financial Statements. As used herein, the term “Premier Audited Financials” means the (i) audited consolidated financial statements of Premier (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of Premier as of December 31, 2022 and December 31, 2021, and the related consolidated unaudited income statements, changes in stockholder equity and statements of cash flows for the periods then ended. True and correct copies of Premier’s audited financials have been provided to ATAO. The Premier Financials (i) accurately reflect the books and records of as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the Premier Audited Financials exclude the footnote disclosures and other presentation items required for GAAP or ISA and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Premier as of the respective dates thereof and the consolidated results of the operations and cash flows of Premier for the periods indicated. Premier has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

4.7 Absence of Certain Changes. Since, January 1, 2022, Premier has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of ATAO.

4.8 Compliance with Laws. Premier is not nor has been in material conflict or material non-compliance with, or in material default or violation of, nor has Premier received, since January 1, 2022, any written or, to the Knowledge of Premier, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

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4.9 Litigation. There is no (a) Action of any nature pending or, to Premiers’ Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to Premiers’ Knowledge, threatened); or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against Premier.

4.10 Material Contracts. Premier has not received notice of breach of any material contract.

4.11 Taxes and Returns. Premier has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it for the tax years 2020 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Premier in respect of any Tax, and Premier has not been notified in writing of any proposed Tax claims or assessments against Premier (other than, in each case, claims or assessments for which adequate reserves in the Premier Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Premier’ assets, other than Permitted Liens. has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Premier for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

4.12 Title to and Sufficiency of Assets. Premier has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the Premier Audited Financials and (d) Liens set forth on Schedule 4.13. The assets (including Intellectual Property rights and contractual rights) of Premier constitute all of the assets, rights and properties that are used in the operation of the businesses of Premier as it is now conducted and presently proposed to be conducted or that are used or held by Premier for use in the operation of the businesses of Premier, and taken together, are adequate and sufficient for the operation of the businesses of Premier as currently conducted and as presently proposed to be conducted.

4.13 Insurance. During each of the past three fiscal years, Premier has been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

4.14 No Brokers. Except as set forth in Schedule 4.15, Premier has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.15 Independent Investigation. Premier has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of ATAO and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of ATAO for such purpose. Premier acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of ATAO set forth in Article IV (including the related portions of the ATAO Disclosure Schedule); and (b) none of ATAO or Merge Sub nor their respective Representatives have made any representation or warranty as to ATAO, or this Agreement, except as expressly set forth in Article IV (including the related portions of ATAO Disclosure Schedules).

4.16 Shareholder Consent. Premier’s sole shareholder (TIPP Aviation, LLC) will be signing this agreement.

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ARTICLE V

COVENANTS

5.1 Access and Information. Each Party shall give, and shall direct its Representatives to give, the other Party and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to such Party or its Subsidiaries, as the other Party or its Representatives may reasonably request regarding such Party, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and to reasonably cooperate with the other Party and its Representatives in their investigation; provided, however, that each Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party or any of its Subsidiaries.

5.2 Conduct of Business of Premier. Unless ATAO shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, Premier shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Premier and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.3 Conduct of Business of ATAO. Unless Premier shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement ATAO shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to ATAO and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.4 Financials. Premier has deliver to ATAO, (i) audited consolidated financial statements for the fiscal years ended December 31, 2022 and December 31, 2021, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, which financial statements shall have been audited in accordance with GAAP or ISA auditing standards by a qualified auditor and (ii) unaudited consolidated financial statements for the period ended September 30, 2023, and the related unaudited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the period then ended, which unaudited financial statements shall have been reviewed in accordance with ISA standards by a qualified auditor (such audited and unaudited financial statements described in the foregoing clauses (i) and (ii), collectively, the “PCAOB Financials”). The PCAOB Financials shall be accompanied by a certificate of the Chief Financial Officer or President of Premier to the effect that all such financial statements fairly present the consolidated financial position and results of operations of Premier and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP or ISA.

5.5 ATAO SEC Reports. ATAO shall duly file with the SEC and deliver to Premier, as promptly as practicable, copies of all of its required SEC Reports in connection with the Merger, prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, including the following:

a)    Form 8-K disclosing the terms of this Agreement upon execution of this Agreement, and a Form 8-K/A within four days after closing, or no later than March 6, 2024.

b)    ATAO filing its December 31, 2023, Form 10-Q.

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5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to Premier and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of Premier (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of Premier or its Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Premier and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning any business combination with any Person.

(b) In order to induce ATAO to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, Premier shall not, and shall cause its Representatives to not, without the prior written consent of the other Party, directly or indirectly, (i) solicit, initiate, entertain, discuss, negotiate, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non- public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Notwithstanding the foregoing, no disclosure that the board of directors of ATAO may determine in good faith (after consultation with its outside legal counsel) that ATAO is required to make under applicable Law will constitute a violation of this Agreement.

(c) Premier shall notify ATAO as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by Premier or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to Premier or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Premier shall keep ATAO promptly informed of the status of any such inquiries, proposals, offers or requests for information. shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions, or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to ATAO and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of ATAO (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of ATAO or its Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to ATAO and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning any business combination with any Person.

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(b) To induce Premier to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, ATAO shall not, and shall cause its Representatives to not, without the prior written consent of the other Party, directly or indirectly, (i) solicit, initiate, entertain, discuss, negotiate, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Notwithstanding the foregoing, no disclosure that the board of directors of ATAO may determine in good faith (after consultation with its outside legal counsel) that ATAO is required to make under applicable Law will constitute a violation of this Agreement.

(c) ATAO shall notify Premier as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by ATAO or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to ATAO or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. ATAO shall keep Premier promptly informed of the status of any such inquiries, proposals, offers or requests for information. ATAO shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions, or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, which could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.11 Confidential Information. The Parties hereby agree that in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, they shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the other Party’s prior written consent; and (ii) in the event that the either Party or its Affiliates or Representatives, in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide the other Party with prompt written notice of such requirement so that that Party or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 5.12, and (B) in the event that such protective Order or other remedy is not obtained, or the relevant Party waives compliance with this Section 5.12, furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by counsel. In the event that this Agreement is terminated, and the transactions contemplated hereby are not consummated, the Parties shall, and shall cause their Affiliates and Representatives to, promptly deliver to the other Party any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

5.12 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors and officers of ATAO to resign, so that effective as of the Closing, ATAO’s board of directors (the “Post-Closing ATAO Board”) will consist of five directors. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing ATAO Board such persons as will be designated by Premier prior to the Closing. As of the Closing, the Parties shall take all necessary action to designate and appoint Sandra DiCicco as Chief Executive Officer and Chairman of the Board of Directors of ATAO. Subject to resignations provided by ATAO’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of Premier immediately prior to the Closing.

(b) The Parties shall take all action necessary, including causing the executive officers of ATAO to resign, so that the individual serving as the chief executive officer of ATAO immediately after the Closing will be the same individual (in the same office) as that of Premier immediately prior to the Closing (unless, at its sole discretion, Premier desires to appoint another qualified person to either such role, in which case, such other person identified by Premier shall serve in such role).

5.13 Mutual Indemnification of Directors and Officers.

(a) The Parties shall mutually jointly and severally (i) assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or consultants of the Parties and each Person who served as a director, officer, member, consultant, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Parties (collectively, the “ Indemnified Persons”) as provided in the Parties’ Organizational Documents or any indemnification agreement between such Indemnified Person and each of the Parties (in each case, as in effect on the date hereof and, in the case of any indemnification agreement, as set forth in each of the Parties’ Disclosure Schedules and of which each of the Parties has made available to true, correct and complete copies), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms and (ii) during the period commencing on the Effective Time and ending on the second (2nd) anniversary of the Effective Time, indemnify and hold harmless each Indemnified Person with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with the defense of any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnified Person was a director or officer of one of the Parties or (B) acts or omissions by an Indemnified Person in the Indemnified Person’s capacity as a director, officer or agent of one of the Parties or taken at the request of one of the Parties (including in connection with serving at the request of one of the Parties as a director, officer, agent, trustee or fiduciary of another person), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Person), to the fullest extent permitted under applicable Law that the Parties and the Surviving Corporation could provide such indemnification to such Indemnified Persons pursuant to Nevada Law and the Parties’ Organizational Documents in effect on the date of this Agreement; provided, however, that no Indemnified Person shall be entitled to indemnification pursuant to this Section 5.12 in respect of any act or omission which has been adjudicated to be ineligible for indemnification under Nevada Law.

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(b) For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 5.12 and pursuant to the terms of the ATAO Organizational Documents as in effect at or immediately prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such Organizational Documents following the Effective Time (including in connection with the filing of the Plan of Merger). The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.13 (each, a “Claim”) for which indemnification has been sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.

(c) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall make proper provision so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.13.

5.14 Audited Financial Statements. Premier agrees to provide to ATAO prior to Closing its latest two fiscal years of financial statements audited by a PCAOB approved independent accounting firm in accordance with SEC Regulation S-X.

5.15 No ATAO Debt or Contingent Liabilities at Closing. ATAO will eliminate any outstanding debt obligations or contingent liabilities prior to Closing.

5.16 Survival. The representations and warranties of each of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, neither Party shall have any further obligations, nor shall any claim be asserted or action be brought against any other Party. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing or by their express terms survive Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Obligations of Premier. The obligations of Premier to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by ATAO) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of ATAO set forth in this Agreement and in any certificate delivered by ATAO pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to Premier.

(b) Agreements and Covenants. ATAO shall have performed in all material respects all of ATAO’s obligations and complied in all material respects with all of ATAO’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of duly authorized and delivered copies of the Ancillary Agreements.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to ATAO since the date of this Agreement which is continuing and uncured.

(d) Diligence. shall have completed its due diligence investigation of ATAO, including the financial and legal documents, materials, properties, books, and records of ATAO, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

(e) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Reorganization. NA

(h) Closing Deliveries.

(i) Officer Certificate. ATAO shall have delivered to Premier a certificate, unless waived, dated the Closing Date, signed by an executive officer of ATAO in such capacity only, certifying as to the satisfaction of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) and further certifying as to, and attaching, (A) copies of ATAO and Merger Sub’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of ATAO’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(ii) Good Standing. ATAO shall have delivered to Premier a good standing certificate (or similar documents applicable for such jurisdictions), unless waived, for ATAO certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of ATAO’s jurisdiction of organization and from each other jurisdiction in which ATAO is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iii) Resignations and Elections. ATAO shall have obtained and delivered to Premier at or prior to the Closing the resignation of its directors (subject to requirements of Schedule 14-f) and each officer of ATAO.

(iv) DTC Eligibility. All shares of ATAO Common Stock shall be eligible for deposit with the Depository Trust Company (provided that all costs and expenses associated with making such shares eligible and fulfilling such condition shall be borne by Premier).

6.2 Conditions to Obligations of ATAO. The obligations of ATAO and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Premier) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Premier set forth in this Agreement and in any certificate delivered by Premier, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Premier.

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(b) Agreements and Covenants. Premier shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of duly authorized and delivered copies of the Ancillary Agreements.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Premier since the date of this Agreement which is continuing and uncured.

(d) Diligence. ATAO shall have completed its due diligence investigation of Premier, including the financial and legal documents, materials, properties, books, and records of Premier, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

(e) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Closing Deliveries.

(i) Ancillary documents. ATAO shall have received all Ancillary Documents required to be executed by third parties duly executed by such third parties.

(ii) Officer Certificate. ATAO shall have received a certificate from Premier, unless waived, dated as the Closing Date, signed by an executive officer of Premier in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(iii) Secretary’s or Other Certifying Officer’s Certificate. Premier shall have delivered to ATAO a certificate, unless waived, executed by Premier’s Secretary or other certifying officer as to the validity and effectiveness of, and attaching, (A) copies of Premier’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), and (B) the incumbency of officers of Premier authorized to execute this Agreement or any Ancillary Document to which Premier is or is required to be a party or otherwise bound.

(iv) Audited Financial Statements. Premier shall have delivered (i) the final audited consolidated financial statements of Premier (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the and its subsidiaries as of December 31, 2022 and December 31, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a qualified auditor.

6.3 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

N/A

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ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of ATAO and Premier.

(b) by written notice by ATAO or Premier if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by March 31, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either ATAO or Premier if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by Premier, if (i) there has been a material breach by ATAO of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of ATAO shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.1(a) or Section 6.1(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Premier or (B) the Outside Date;

(e) by written notice by ATAO, if (i) there has been a breach by Premier of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and

(ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by ATAO or (B) the Outside Date;

(f) by written notice by ATAO, to Premier if there shall have been a Material Adverse Effect on Premier or its Subsidiaries following the date of this Agreement which is uncured and continuing; or

(g) by written notice by ATAO to Premier if Premier had not have delivered to ATAO on or prior to March 6, 2024, the Premier PCAOB Financials; or

(h) by written notice by Premier.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement shall forthwith become void, and (ii) there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease.

8.3 Fees and Expenses. Except as provided otherwise in this Agreement, including in Section 8.2 above, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

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ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic mail or facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to ATAO:
Altair International Corp.
322 North Shore Drive, Building 1B Suite 200
Pittsburgh, PA, 15212

with a copy (which will not constitute notice) to:

Culhane Meadows PLLC
1701 Pennsylvania Avenue, N.W.
Suite 200
Washington, D.C. 20006

If to Premier:
2006 Palomar Airport Road, Suite 210
Carlsbad, CA 92011
Phone: 858.999.3981
Email: office@premieraircharter.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned whether by operation of Law or otherwise without the prior written consent of ATAO and Premier, and any assignment without such consent shall be null and void, provided that no such permitted assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Nevada without regard to the conflict of laws principles thereof, except as provided by California law. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Clark County, Nevada (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5 WAIVER OF JURY TRIAL. EACH OF THE Parties HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER Parties HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented, or modified only by execution of a written instrument signed by ATAO and Premier.

9.9 Waiver. ATAO on behalf of itself Merger Sub and its Affiliates, Premier on behalf of itself and its Affiliates, may in its sole discretion on behalf of itself (i) extend the time for the performance of any obligation or other act of any other non- Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning ascribed to such term in Section 5.7(a) hereof.

“Act” has the meaning set forth in the Recitals hereto.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Alternative Transaction” has the meaning ascribed to such term in Section 5.7(a) hereof.

“Ancillary Documents” means any document that the Parties determine is necessary to consummate the Merger.

“ATAO” has the meaning set forth in the Preamble hereto.

“ATAO Common Stock” means the shares of common stock, par value $.001 per share, of ATAO.

“ATAO Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“ATAO Material Contract” has the meaning ascribed to such term in Section 3.13 hereof.

“ATAO Preferred Stock” means the 10,000,000 authorized shares of blank check preferred stock, par value $.001 per share, of ATAO.

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“ATAO Stock” means the shares of ATAO Common Stock.

“ATAO Stockholders” means the holders of ATAO Common Stock.

“ATAO Securities” means, collectively, the ATAO Stock or securities convertible into ATAO Stock.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“California Law” has the meaning ascribed to such term in Section 1.1 hereof. “Closing” has the meaning ascribed to such term in Section 2.1 hereof. “Closing Date” has the meaning ascribed to such term in Section 2.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Confidential Information” means all confidential or proprietary documents and information concerning the either Party or any of its Representatives; provided, however, that the Confidential Information shall not include any information which, (i) at the time of disclosure by Premier or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by ATAO or its Representatives to Premier or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Effective Time” has the meaning ascribed to such term in Section 1.2 hereof.

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud Claim” means any claim based in whole or in part upon common law fraud as set in the elements of fraud under applicable Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign, or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: patents, trademarks, copyrights, trade secrets, internet assets, software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to any Party, the actual knowledge of the executive officers or directors of such Party, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), pandemic or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger” has the meaning set forth in the Recitals hereto.

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“Merger Consideration” has the meaning set forth in Section 1.7 hereof.

“Merger Sub” has the meaning ascribed to such term set forth in the Preamble hereto.

“Nevada Law” has the meaning ascribed to such term in Section 1.1 hereof.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, Articles of Incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outside Date” has the meaning ascribed to such term in Section 8.1(b).

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financials” has the meaning ascribed to such term in Section 5.4 hereof.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts, and other tangible personal property.

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“Plan of Merger” has the meaning ascribed to it in Section 1.2 hereto.

“Post-Closing ATAO Board” has the meaning ascribed to such term in Section 5.13 hereof.

“Preferred Stock Consideration” has the meaning set forth in Section 1.7 hereof.

“Premier Audited Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“Premier Shareholders” means the holders of Premier Common Stock.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel, and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning ascribed to such term in Section 3.7(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Courts” has the meaning ascribed to such term in Section 9.4 hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning ascribed to such term in Section 1.1 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Willful Breach” means, with respect to any representation, warranty, covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the specific intent that the taking of such act or failure to take such act would cause a breach of the relevant representation, warranty, covenant or agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

ATAO:

ALTAIR INTERNATIONAL CORP.

By: /s/ Leonard Lovallo

Name: Leonard Lovallo

Title: Chairman, President, and CEO

PREMIER AIR CHARTER MERGER SUB, INC.

By: /s/ Leonard Lovallo

Name: Leonard Lovallo

Title: Chairman, President, CEO, and Secretary

PREMIER AIR CHARTER INC.

By: /s/ Ross Gourdie

Name: Ross Gourdie

Title: President, Secretary, Treasurer

By: /s/ Sandra DiCicco

Name: Sandra DiCicco

Title: Chairman and CEO

TIPP AVIATION, LLC.

By: /s/ Sandra DiCicco

Name: Sandra DiCicco

Title: Managing Member

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